Exhibit 10.1

SEPARATION AND TRANSITION SERVICES AGREEMENT

Christopher Halmy and the Company (as defined in the next sentence) have reached the following Separation and Transition Services Agreement (the “Agreement”). In this Agreement, "Employee" refers to Christopher Halmy, "Company" refers to Ally Financial Inc. and its affiliates (including Ally Bank) and divisions, and “Released Parties” refers to the Company, its shareholders, predecessors, successors, joint ventures, employee benefit plans, directors, officers, agents, employees, and assigns.

WHEREAS Company and Employee have agreed that it is in their best interest to terminate their employment relationship according to the terms set forth below, and THEREFORE, the parties agree as follows:

1.	Provided this signed and notarized document is received by Kathleen Patterson, Ally Chief Human Resources Officer, 500 Woodward Ave., Detroit, MI 48226, no later than December 28, 2017, and not revoked in accordance with Paragraph 18 and provided further that Employee signs and returns the notarized Re-Acknowledgement appended to this Agreement to Kathleen Patterson (or her designate) on his last day of employment:

a.	Effective March 1, 2018, Employee will resign from his position as Chief Financial Officer (“CFO”) and all related board and management committee positions and commence a transitional assignment reporting directly to the Company’s Chief Executive Officer in the role of Senior Adviser.

b.	As Senior Adviser, Employee’s primary role will be to assist with the transition of CFO responsibilities to the incoming CFO and provide such other assistance to the Company as the Company may reasonably require.

c.	From the date of this Agreement through the end of the transitional assignment, Employee will:

i.	receive the same base salary (i.e., $600,000.00 annually);

ii.	remain eligible for 2017 cash and equity-based incentive-compensation awards commensurate with the CFO role and his and the Company’s 2017 performance as determined by the Company’s Compensation, Nominating, and Governance Committee in early 2018;

iii.	remain eligible for equivalent benefits and perquisites, including the same broad-based benefits to which other active Company employees are eligible (e.g., 401(k), medical coverage, life insurance);

iv.	be subject to all the same terms and conditions of employment to which other active Company employees are subject; and

v.	not be eligible to receive any 2018 incentive compensation.

d.	Employee’s transitional assignment will end on June 1, 2018, at which point Employee’s employment will terminate by mutual consent. Provided Employee has satisfied the terms and conditions contained in this Agreement, Employee will receive:

i.	as soon as reasonably practicable after June 1, 2018, a lump sum cash payment of $450,000.00, less applicable tax withholdings and any outstanding debts to the Company, including but not limited to any corporate credit card balance; and

ii.	up to $20,000.00 in outplacement assistance through the vendor of Employee’s choosing.

2.	Employee agrees that the elements of consideration referred to in Paragraph 1 are more than the Company is required to provide under its normal policies and procedures. Employee agrees to remain actively employed in good standing and meet the specific objectives required of his role as CFO through March 1, 2018 and then as Senior Adviser during the transitional assignment. Notwithstanding the above, if Employee wishes to terminate his employment prior to June 1, 2018, he will provide the Company with at least two weeks advance notice, at which point:

a.	the Company may agree to a new separation date, record Employee’s mutual-consent separation as occurring on the new date, pay Employee the separation allowance and outplacement assistance as provided in Paragraph 1.d, and provide the favorable equity award treatment described in Paragraph 5 but no salary, other compensation, or benefits or perquisites after the new separation date; or

b.	the Company may not agree to a new separation date, such agreement not to be unreasonably withheld, and deem Employee’s separation as a voluntary resignation effective two weeks from the date of his notice, meaning Employee will not receive further salary and other compensation as of the new separation date, benefits and perquisites will be terminated at the end of the month in which the separation occurs, Employee forfeits the separation allowance and outplacement assistance described in Paragraph 1.d, and Employee loses the favorable equity award treatment described in Paragraph 5.

Under either scenario 2.a or 2.b, the release language contained in Paragraph 3 remains in full force and effect.

3.	Employee for himself, family, heirs, insurers, assigns, and representatives further agrees to release the Released Parties from all rights, claims, and demands he may have based on or related to his employment with the Company, this Agreement, or the termination of his employment, in each case, of any kind or nature whatsoever, whether accrued or un-accrued or known or unknown, up to the effective date of this Agreement. This waiver and release specifically includes, without limitation, a waiver and release of any rights, claims, or demands Employee may have under:

•	the Employee Retirement Income Security Act of 1974, as amended, which regulates employee benefit plans;

•	Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights and Women’s Equity Act of 1991, as amended, and the Equal Pay Act of 1963, as amended, which prohibit discrimination in employment based on race, color, national origin, religion, or sex;

•	the Age Discrimination in Employment Act, which prohibits discrimination based on age;

•	the Rehabilitation Act of 1973, as amended, and the Americans with Disabilities Act, as amended, which prohibit discrimination based on disability;

•	the Family and Medical Leave Act, as amended;

•	the Worker Adjustment and Retraining Notification Act (WARN), as amended;

•	the National Labor Relations Act, as amended;

•	state fair employment practices or civil rights laws; and

•	any other federal, state, or local laws or any common law actions relating to employment or employment discrimination.

This waiver and release includes, without limitation, any rights, claims, or demands arising under tort, contract, or quasi-contract, such as breach of employment contract, either expressed or implied, violation of public policy, breach of implied covenant of good faith and fair dealing, intentional infliction of emotional distress, negligent infliction of emotional distress, fraud, false imprisonment, invasion of privacy, commercial or trade defamation, defamation, slander, libel, tortious interference with contract or prospective business advantage, promissory estoppel, and wrongful discharge. This waiver and release does not foreclose Employee’s ability to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), but Employee expressly waives and releases any right or claim to or demand for monetary relief in relation to any charge he files should any administrative agency, including but not limited to the EEOC, pursue any claim on his behalf to the maximum extent permitted by law. This waiver and release does not include any claims: (a) to vested 401(k) benefits; (b) to unemployment compensation; or (c) under the express terms of this Agreement. If any right, claim, or demand is not subject to waiver or release, to the extent permitted by law, Employee waives and releases any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on or related to such a right, claim, or demand in which any Released Party is a party.  Employee promises not to consent to become a member of any class or collective in a case in which rights, claims, or demands are asserted against any Released Party that are related in any way to his employment with the Company, this Agreement, or the termination of his employment with Company. If Employee is made a member of a class or collective in any such proceeding, Employee will immediately opt out of the class or collective.

4.	Employee understands and agrees that, by signing this Agreement, he expressly waives and releases any right, claim, or demand to severance benefits under the Ally Financial Inc. Severance Plan.

5.	Employee understands and agrees that the termination of his employment by mutual consent is not a termination for “Cause” as defined under the Ally Financial Inc. Incentive Compensation Plan (“ICP”) or any predecessor or successor plan. As such, Employee’s then unvested time-based restricted stock awards will fully vest on June 1, 2018 with each such award settling as originally scheduled. Additionally, Employee’s then unvested performance-based stock awards will fully vest on June 1, 2018 with each such award settling as originally scheduled subject to (a) the achievement of the related performance goals and (b) if the achievement of the related performance goals exceeds the target, a proration of the number of shares distributable in excess of the target number of shares based on the number of calendar days during the performance period when Employee was employed by Company. All terms and conditions contained in the ICP and Employees’ award letters remain in full force and effect.

6.	The Company makes this Agreement to avoid the cost of defending against any possible lawsuit or claims. By making this Agreement, the Company does not admit that it has done anything wrong.

7.	If the Company successfully asserts this Agreement as a defense against a future lawsuit, claim, or demand of Employee, Employee will pay for all costs incurred by the Company, including reasonable fees of attorneys, in defending against such a lawsuit, claim, or demand.

8.	Employee is advised to consult with an attorney before signing this Agreement. Employee understands that whether or not he does so is his decision and that he will have until December 28, 2017, to accept or reject this Agreement.

9.	Employee understands that, following his June 1, 2018 separation, he has no right to reemployment with Company and any reemployment decision is solely within the Company’s discretion.

10.	Employee agrees and acknowledges that during the course of his employment with the Company he had access and was privy to documents, materials, and other tangible or intangible information relating to the Company that are of a confidential or proprietary nature or that constitute or contain trade secrets, privileged information, attorney work product, or matters subject to an attorney-client privilege, the disclosure of which will cause irreparable harm to the Company. As part of this Agreement, Employee affirms his legal duties regarding this information and agrees to return such information which is in his possession or under his control or which has been given to others, and agrees that he will not discuss, disclose, or make available to any person or entity any of that information without the express permission of the Company. Nothing in this Agreement prohibits Employee or his attorney from (a) initiating communications directly with, responding to any inquiry from, or providing testimony before the SEC, FINRA, or any other self-regulatory organization or any other state or federal regulatory authority or (b) disclosing any such information to the extent required by law or binding judicial or other governmental order or process, provided that Employee gives prompt notice of such requirement to the Company, if legally permissible. Employee acknowledges that a breach of this Paragraph 10 will entitle Company to legal and equitable relief.

11.	Employee acknowledges that he is able to work and suffers from no disability that would preclude him from doing his regularly assigned job.

12.	Employee understands and agrees that the existence and terms of this Agreement may be publicly disclosed in accordance with applicable law; provided, however, that the negotiations, discussions, and proceedings leading up to this Agreement are confidential and that neither he, nor his attorney, nor any individual acting on his behalf shall disclose any of these matters to any person or entity, except as expressly required by law.

13.	Employee agrees to cooperate with the Company and its legal counsel on any matters relating to the conduct of any administrative or judicial litigation, claim, demand, suit, investigation, or proceeding involving the Company in connection with any facts or circumstances occurring during his employment with the Company. The Company agrees to cooperate in scheduling the obligations hereunder at a mutually agreeable time and place, and reimburse Employee for all reasonable associated expenses.

14.	Employee will retain all rights to be indemnified by the Company pursuant to Company policy in connection with any third-party claims, investigations, or proceedings.

15.	Employee affirms that he will or, as of his separation date, he has returned all Company property, including but not limited to computer laptops, cell phones, Company credit and telephone cards, ID cards, building passes, keys and any other item or items that were either issued or purchased by the Company.

16.	Employee will be permitted to remove from Company premises his personal papers and personal electronic files, personal contact lists, files of nonproprietary third-party research and media articles, and personal effects from his office, subject to whatever oversight the Company deems necessary to be confident that such files and effects do not contain Company property or information that is confidential or other classification as described in Paragraph 10.

17.	Employee understands that he has been given a period of at least twenty-one (21) days to review and consider this Agreement before signing it. Employee further understands that he may use as much of this period as he wishes prior to signing. In order for this Agreement to become effective, Employee must return a signed and notarized original to Kathleen Patterson as per Paragraph 1 no later than December 28, 2017. If executed or returned after that date, Company, in its sole discretion, may declare this Agreement null and void.

18.	Employee may revoke this Agreement within seven (7) days of signing it. Revocation can be made by delivering a written notice to Kathleen Patterson. For this revocation to be effective, written notice must be received by Kathleen Patterson no later than the seventh (7th) day after Employee signs this Agreement. If Employee revokes this Agreement, it will not be effective or enforceable and he will not receive the benefits described in Paragraph 1.

19.	This Agreement will be governed by North Carolina law without regard to its conflict of laws provisions. For purposes of enforcement of this Agreement, Employee agrees to submit to the jurisdiction of any federal or state court in North Carolina. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the release language in Paragraph 3, only such provision will be affected, leaving the remainder of this Agreement in full force and effect. However, if any portion of the release language in Paragraph 3 is declared unenforceable for any reason as a result of any lawsuit, claim, or demand by Employee, Employee will return to Company the payments paid in accordance with Paragraph 1 in addition to any amounts he must pay in accordance with Paragraph 7.

20.	This is the entire agreement between Employee and Company. The Company has made no promises to Employee other than those in this Agreement.

INTENTIONALLY BLANK

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Accepted:

/s/ Christopher Halmy	12/8/2017
Christopher Halmy	Dated

State Of:

County Of:

On this ______day of __________________, before me personally came ________________ to me known to be the person described in and who executed the foregoing Agreement and that he duly acknowledged to me that he executed the same.

Notary Public

Accepted:

/s/ Kathleen Patterson	12/8/2017
Kathleen Patterson Ally Financial Inc.	Dated

Re-Acknowledgement

EMPLOYEE RE-ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY RE-ENTERING INTO IT AS OF THE LAST DATE OF HIS EMPLOYMENT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Re-accepted as of June 1, 2018:

Christopher Halmy	Dated

State Of:

County Of:

On this ______day of __________________, before me personally came ________________ to me known to be the person described in and who executed the foregoing Agreement and that he duly acknowledged to me that he executed the same.

Notary Public

Re-Accepted as of June 1, 2018:

Kathleen Patterson Ally Financial Inc.	Dated